Exhibit 10.1

Vysis, Inc.

SEVERANCE PROGRAM

OVERVIEW

The Vysis, Inc. Severance Program was adopted by Vysis, Inc. ("Vysis") on August17, 2001 (the "Effective Date") to (i) retain key personnel, (ii) provide an incentive for key personnel to maintain focus on business operations and company growth in order to maintain and increase the value of Vysis and its affiliates in light of the announcement by BP plc to explore alternatives for divesting its Vysis holdings, (iii) secure smooth business and technology transfer to a successor, and (iv) provide income protection for key personnel in applicable circumstances. The Plan will expire as of the date which is one (1) year following a Change in Control (the "Expiration Date"). Notwithstanding the foregoing, if a Change in Control does not occur by August 17, 2002, the Plan shall automatically terminate as of such date.

The Plan supersedes all prior severance plans, programs, arrangements or policies of the Company, whether oral or written except any written employment agreement.

The Plan shall be applicable to each employee of Vysis and its affiliates (the "Company") who, as of the Effective Date, meets the following requirements:

he or she is employed by the Company in the United States or the United Kingdom;

he or she is employed as a regular full-time employee or a regular part-time employee who is normally scheduled to work 20 or more hours per week; and

he or she is not a party to an employment agreement with the Company.

Employees of the Company who meet the foregoing requirements are referred to herein as "Covered Employees". A Covered Employee who receives benefits pursuant to the Plan on account of a Covered Termination (as defined below) shall not be entitled to severance benefits under any other plan of the Company.

COVERED TERMINATIONS

For purposes of the Plan, a Covered Employee's employment shall be considered to have been terminated in a "Covered Termination" if:

(a)	the Covered Employee's employment with the Company is terminated by the Company after a Change in Control and before the Expiration Date for reasons other than for Cause (as defined below); or

(b)	the Covered Employee resigns employment with the Company after a Change in Control and before the Expiration Date and within 30 days after either of the following:

(i)

a reduction in a Covered Employee's rate of base salary or benefits (exclusive of options and bonuses) as compared to his rate of base salary and benefits (exclusive of options and bonuses) immediately prior to the Change in Control (as the same may have been increased or improved from time to time);

(ii)

the diminution of the Covered Employee's title, authorities or responsibilities as compared to the Covered Employee's title, authorities or responsibilities immediately prior to the Change in Control; or

(iii)

the relocation of the Covered Employee's principal office or job location that is more than 50 miles from his office or job location immediately prior to the Change in Control (except for required travel on business to an extent substantially consistent with his business travel obligations as in effect immediately prior to the Change in Control).

For purposes of the Plan, the term "Cause" means any of the following: (A) the engaging by the Covered Employee in willful conduct involving misappropriation, dishonesty, or serious moral turpitude which is demonstrably and materially injurious to the Company or (B) the Covered Employee's conviction of a felony.

Any Covered Termination under paragraph (a) above, shall be effected by means of at least 15 days advance notice from the Company to the Covered Employee. Any Covered Termination under paragraph (b) above, shall be effected by means of at least 15 days advance notice from the Covered Employee to Vysis.

TRANSFERS

A Covered Employee's employment with the Company shall not be considered terminated, and no benefits shall be payable to or with respect to any Covered Employee under the Plan, if his employment with the Company terminates solely:

(a)	as a result of a transfer of employment to an affiliate of the Company; or

(b)

in connection with the sale or other disposition of assets, business division, facility or operating unit of the Company and he is offered employment with the purchaser or transferee of such assets, business division, facility or operating unit in a position which is substantially comparable to his position with the Company immediately prior to the applicable transaction.

Nothing in the foregoing provisions of this section shall restrict or reduce a Covered Employee's rights under paragraph (b) of the "Covered Terminations" section above.

BENEFITS

If a Covered Employee's employment is terminated in a Covered Termination, the Covered Employee shall be entitled to the benefits set forth in Appendix A, B or C as applicable.

All payments and benefits with respect to a Covered Employee under the Plan will be subject to such deductions and withholdings as may be required to be made pursuant to law, government regulations or order, or by agreement with or consent of the recipient. All tax liability of the recipient resulting from the payments under the Plan shall be the responsibility of the recipient.

REIMBURSEMENT FOR CERTAIN EXPENSES OF ENFORCEMENT

If a Covered Employee brings any legal action for the enforcement of his or her rights under the Plan or because of an alleged dispute, breach or default in connection with any of the provisions of the Plan, and if the Covered Employee is the prevailing party in such action, Vysis shall reimburse the Covered Employee for his or her reasonable attorneys' fees and any other costs incurred by the Covered Employee in connection with such action. Any reimbursements made to a Covered Employee pursuant to this section shall be in addition to any other relief to which the Covered Employee may be entitled as a result of the legal action.

CONDITIONS ON BENEFITS

No benefits will be provided under the Plan to any Covered Employee unless and until the Covered Employee has executed and returned to Vysis a copy of a release and confidentiality agreement in the form attached hereto as Appendix D (the "Release") and until such Release becomes effective in accordance with its terms.

Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Administrator (as defined below) decides, in its discretion, that the applicant is entitled to such benefits.

NONDUPLICATION OF BENEFITS

Benefits will be provided under the Plan to a Covered Employee for only one event. Therefore, if more than one event occurs with respect to a Covered Employee which entitles such Covered Employee to benefits under the Plan, benefits will be provided under the Plan as if only one such event had occurred and no further benefits will be provided hereunder.

DEFINITION OF CHANGE IN CONTROL

For purposes of the Plan, a "Change in Control" will be deemed to occur as of the date that any single acquirer, other than Vysis, any entity owned, directly or indirectly, by the stockholders of Vysis in substantially the same proportions as their ownership of stock of Vysis, and any trustee or other fiduciary holding securities under an employee benefit plan of Vysis or its subsidiaries or such proportionately owned corporation) becomes through acquisitions of securities of Vysis after the Effective Date of the Plan and prior to the Expiration Date, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Vysis representing 50% or more of the combined voting power of Vysis' then outstanding securities having the right to vote for the election of directors.

Once a Change in Control has occurred for purposes of the Plan, no future events will constitute a Change in Control for purposes of the Plan.

ADMINISTRATION

The authority to control and manage the operation and administration of the Plan shall be vested in the General Counsel of Vysis (the "Administrator") The Administrator shall be the "named fiduciary" as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to its authority under the Plan. Except as provided below, Vysis shall be the administrator of the Plan and shall have the rights, duties, and obligations of an "administrator" as that term is defined in Section 3(16)(A) of ERISA. The Administrator shall have the following duties and obligations with respect to the Plan:

(a)	to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Administrator;

(b)

to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of Covered Employees and the rights of Covered Employees to benefits under the Plan, to conclusively interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistencies or omissions of whatever kind;

(c)

to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Company) for such purposes as the Administrator considers necessary or desirable to discharge its duties; and

(d)	to establish a claims procedure in accordance with section 503 of ERISA.

To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Administrator made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable. Notwithstanding any other provisions of the Plan, the Administrator shall discharge its duties hereunder solely in the interests of the Covered Employees entitled to benefits under the Plan and for the exclusive purpose of providing benefits to Covered Employees according to the terms and conditions of the Plan. In exercising its authority under the Plan, the Administrator may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

SOURCE OF PAYMENTS

The obligations of the Company under the Plan are purely contractual. Any amount payable under the terms of the Plan shall be paid from the general assets of the Company and no trust or other separate fund shall be established for this purpose.

PLAN NOT GUARANTEE OF EMPLOYMENT.

The Plan does not constitute a guarantee of employment by the Company, and participation in the Plan will not give any individual the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically arisen under the Plan.

AMENDMENT AND TERMINATION

The Plan may be modified or terminated at any time by Vysis; provided, however, that the Plan may not be amended following a Change in Control in a manner which reduces the amount of any severance benefits that may be provided pursuant to the Plan, adversely modifies the types of events that will constitute Covered Terminations for purposes of the Plan or limits the class of Covered Employees.

APPENDIX A TO VYSIS, INC.

SEVERANCE PROGRAM

FOR EXECUTIVE OFFICERS

                The payments and benefits described in this Appendix A apply only to Executive Officers of Vysis who incur a Covered Termination under the Plan. Other than the benefits specifically stated in this Appendix A to be provided under this Plan, the Covered Employee's compensation and benefits will terminate as of the date of the Covered Termination and no additional compensation or benefits shall be provided for periods after that date, except to the extent specifically provided by the terms of an employee benefit plan.

COVERED EMPLOYEES

                Executive Officers of Vysis listed on Exhibit A.

SALARY CONTINUATION BENEFIT

                The "Salary Continuation Benefit" for a Executive Officer shall be equal to the applicable severance lump sum reflected in the attached Exhibit A.

                A Covered Employee's Salary Continuation Benefit shall be paid in a lump sum.

                The Salary Continuation Benefit shall consist only of base salary ("Base Salary") and shall not include any bonus or incentive payments or other types of compensation whatsoever.

                The period which is included in the lump sum Salary Continuation Benefit (indicated in Exhibit A as the "Total  # Weeks Severance") is referred to referred to herein as the "Salary Continuation Period".

MEDICAL COVERAGE BENEFIT

                A Covered Employee will be eligible to continue to participate in the Company's group medical plan in which the Covered Employee participated as of the date of the Covered Termination, as the same may be amended from time to time, through the Salary Continuation Period on the same terms and conditions (including applicable premium payments and level of coverage (such as individual or family)) as similarly situated active employees of the Company; provided, however, that the Company shall not be required to permit a Covered Employee to pay any applicable premiums on a pre-tax basis. The period of coverage provided during the Salary Continuation Period shall be in addition to, and not in lieu of, coverage required under section 4980B of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, if the Company is unable, after using its reasonable best efforts, to provide the Covered Employee (and, to the extent applicable, his covered dependents) with group health coverage in accordance with the foregoing during any portion of the Salary Continuation Period, the Company shall pay to the Covered Employee the following amounts:

                (a) a lump sum payment (the "Make-Whole Payment") equal to the aggregate amount that the Company estimates, in good faith, that the Covered Employee will be required to pay as a premium to obtain similar medical coverage on an individual basis for the portion of the Salary Continuation Period during which the Company is unable to provide such coverage; and

                (b) a lump sum payment (the "Gross-Up Amount") such that, after payment by the Covered Employee of all taxes, including, without limitation, all income and payroll taxes, on the Make-Whole Payment and the Gross Up Amount, determined assuming the highest applicable marginal rate of federal, state and local income taxation for the year in which the Make-Whole Payment and Gross-Up Amounts are to be paid, the Covered Employee retains an amount equal to the Make-Whole Payment.

LIFE INSURANCE BENEFIT

                A Covered Employee will be entitled to life insurance coverage for the Salary Continuation Period which provides a benefit equal to two times the Covered Employee's Base Salary.

OUTPLACEMENT SERVICES

                A Covered Employee will be provided with outplacement services suitable for an executive at a comparable level through the Salary Continuation Period or until the Covered Employee secures alternative employment, whichever is earlier. The Covered Employee shall be entitled to select an outplacement provider of his or her choice; provided, however, that the cost of such services shall not exceed $5,000 per month.

Exhibit A to Appendix A

Covered Employee

Lump Sum Payment Benefit

John Bishop	$930,000
Russel Enns	$258,000
Robert Koska	$240,000
William Murray	$259,500
Steven Seelig	$400,000
John Sluis	$420,000

APPENDIX C TO VYSIS, INC.

SEVERANCE PROGRAM

EXEMPT AND NON-EXEMPT EMPLOYEES

OTHER THAN EXECUTIVE OFFICERS AND

SENIOR MANAGEMENT EMPLOYEES

                The payments and benefits described in this Appendix C apply only to Covered Employees who are not described in Appendix A or B and who incur a Covered Termination under the Plan.  Other than the benefits specifically stated in this Appendix C to be provided under this Plan, the Covered Employee’s compensation and benefits will terminate as of the date of the Covered Termination and no additional compensation or benefits shall be provided for periods after that date, except to the extent specifically provided by the terms of an employee benefit plan.

COVERED EMPLOYEES

                All Covered Employees other than Executive Officers (described in Appendix A) or Senior Management Employees (described in Appendix B).

SALARY CONTINUATION BENEFIT

The “Salary Continuation Benefit” shall be determined in accordance with the following:

                A Covered Employee’s Salary Continuation Benefit shall be paid in a lump sum.

                The Salary Continuation Benefit shall consist only of base salary (“Base Salary”) and shall not include any bonus or incentive payments or other types of compensation whatsoever.

                The period which is included in the lump sum Salary Continuation Benefit is referred to herein as the “Salary Continuation Period.

MEDICAL COVERAGE BENEFIT

                Level 2 Covered Employees will be provided with continued medical coverage pursuant to and in accordance with section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA Coverage”); provided, however, that for the Salary Continuation Period, the applicable premium for such COBRA Coverage shall be the same as the premium applicable with respect to similarly situated active employees of the Company for the same coverage.

LIFE INSURANCE BENEFIT

                As provided by the terms of the Company’s then current life insurance plan.

OUTPLACEMENT SERVICES

                A Covered Employee will be provided with outplacement services which are suitable for an employee at the Covered Employee’s salary grade level through the Salary Continuation Period or until the Covered Employee secures alternative employment, whichever is earlier.

Exhibit A to Appendix C

Covered Employee

Lump Sum Payment Benefit

Al Ellsworth	$101,231

APPENDIX D TO VYSIS, INC.

SEVERANCE PROGRAM

Form of Release and Confidentiality Agreement

                1.     General Release.   In consideration of the payments and benefits set forth in the Vysis, Inc. Severance Program (the “Plan”), the undersigned (the “Employee”) for himself or herself and for his or her estate, heirs, personal representatives, administrators and assigns, does hereby release and forever discharge Vysis, Inc. (“Vysis”) and its respective officers, agents, employees, attorneys, subsidiaries, related companies, affiliates, successors, and assigns from any and all rights, actions, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, costs, losses, suits, actions, charges, grievances, promises, agreements, controversies, judgments, executions, obligations, damages, liabilities and causes of action of whatsoever nature, kind or character, cognizable at law or equity, which the Employee may now have or claims or might hereafter have or claim, whether known or unknown, based upon or arising out of any matter or thing whatsoever through the date of this release, including without limitation, any claim, action or cause of action which was or is related to or arises out of the Employee’s employment with Vysis or its affiliates and/or his or her  separation therefrom, or which arises under any local, state or federal law, statute, rule, ordinance, regulation or the common law, including, but not limited to, claims or rights arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, and/or the Americans With Disabilities Act. The Employee further promises that he will not seek recovery on his or her own behalf in any proceeding nor accept any recovery from any proceeding brought on his or her behalf for any injury incurred by the Employee based upon acts or omissions occurring prior to the Employee’s execution of this Agreement.   It is agreed and understood that this release and the promise of the Employee not to sue is not intended to affect the Employee’s right to assert claims based on events occurring after the Employee’s execution of this Agreement.

                2.             Payment of Benefits.  The Employee understands and agrees that any payments which are payable to the Employee under the Plan will be paid to the Employee upon the expiration of the seven day revocation period described below provided that the Employee has not revoked his or her execution of this Agreement prior to that time.  The Employee agrees that the payments and benefits that Vysis and its affiliates have agreed to provide to the Employee pursuant to the Plan provide the Employee with greater benefits than the Employee would otherwise be entitled to receive if the Employee did not sign this Agreement .

                3.             Advice to Employee.  THE EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  THE EMPLOYEE HAS A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT.  FOR A PERIOD OF SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT, THE EMPLOYEE MAY REVOKE THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  THE EMPLOYEE UNDERSTANDS THAT AFTER HE EXECUTES THIS AGREEMENT HE MAY REVOKE THIS AGREEMENT BY PROVIDING WRITTEN NOTICE OF REVOCATION TO THE COMPANY WITHIN SEVEN (7) DAYS.  THE EMPLOYEE UNDERSTANDS THAT IF HE DOES NOT EXERCISE HIS OR HER RIGHT OF REVOCATION, THIS AGREEMENT WILL BECOME EFFECTIVE UPON THE EIGHTH DAY FOLLOWING THE EMPLOYEE’S EXECUTION.

                4.             Confidentiality.  The Employee hereby reaffirms his agreement to abide by any and all agreements pertaining to confidential information, trade secrets, and intellectual property of the Company even after the termination of his employment.  Further, the Employee agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Employee has express authorization from Vysis or its affiliates, the Employee agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning Vysis and its affiliates (collectively, “Confidential Information”) which was acquired by or disclosed to the Employee during the course of Employee’s employment with Vysis and its affiliates and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

Confidential Information does not include (a) information which, at the time of disclosure is published, known publicly or is otherwise in the public domain, through no fault of the Employee; (b) information which, after disclosure is published or becomes known publicly or otherwise becomes part of the public domain, through no fault of the Employee; and (c) information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction.  To the extent that any court or agency seeks to have the Employee disclose Confidential Information,the Employeeshall promptly inform Vysis, andthe Employeeshall take such reasonable steps to prevent disclosure of Confidential Information until Vysis has been informed of such requested disclosure, and Vysis has an opportunity to respond to such court or agency.   The Employee acknowledges that Vysis and its affiliates would be irreparably injured by a violation of this paragraph 4 andthe Employee agrees that Vysis in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Employee from any actual or threatened breach of this paragraph 4. If a bond is required to be posted in order for Vysis to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

                IN WITNESS THEREOF, the Employee has hereunto setthe Employee’s hand, and Vysis has caused these presents to be executed in its name and on its behalf, all as of the day and year indicated below.

VYSIS, INC.

By:
Its:
Date:

EMPLOYEE

Date: